Exhibit 3.11
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
OXY LONG BEACH, INC.
OXY Long Beach, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
1: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of OXY Long Beach, Inc. be amended by changing item 1. thereof so that, as amended, said item 1. shall be and read as follows:
“1. The name of the corporation is California Resources Long Beach, Inc.”
1:    That, in lieu of a meeting and vote of stockholders, the sole stockholder of said corporation has given written consent to said amendment in accordance with the provisions of section 228 of the General Corporation Law of the State of Delaware.
2:    That the aforesaid amendment was duly adopted in accordance with the applicable provisions of sections 242 and 228 of the General Corporation Law of the State of Delaware.
OXY Long Beach, Inc. has caused this certificate to be signed by Michael L. Preston, its Executive Vice President, General Counsel and Corporate Secretary, this 4th day of November, 2014.

By: /s/ Michael L. Preston
Michael L. Preston, Executive Vice President, General Counsel and Corporate Secretary